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Exhibit 21.1   Subsidiaries of Astoria Financial Corporation

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                                                   Jurisdiction of Incorporation
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Subsidiaries of Astoria Financial Corporation

Astoria Federal Savings and Loan Association
   a/k/a Astoria Federal Savings or Astoria
   Federal                                                 United States
Astoria Capital Trust I                                    Delaware
AF Insurance Agency, Inc.                                  New York

Subsidiaries of Astoria Federal Savings and Loan
   Association

AF Agency, Inc.                                            New York
Astoria Federal Mortgage Corp.                             New York
Astoria Federal Savings and Loan Association
   Revocable Grantor Trust                                 New York
Entrust Holding Corp.                                      New York
Star Preferred Holding Corporation                         New Jersey
Suffco Service Corporation                                 New York
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Astoria Federal has four subsidiaries which may qualify for alternative tax treatment under Article 9A of the New York State Tax Law and therefore, although inactive, are retained by Astoria Federal.

Astoria Federal has five additional subsidiaries, one of which is a single purpose entity that has an interest in a real estate investment, which is not material to our financial condition, and three of which have no assets or operations but may be used to acquire interests in real estate in the future. The fifth such subsidiary serves as a holding company for one of the other four.

Astoria Federal has three additional subsidiaries which are inactive, two of which Astoria Federal intends to dissolve.

Subsidiary of Star Preferred Holding Corporation

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Astoria Preferred Funding Corporation                      Delaware
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